Exhibit 99.2

Media Contact: Jessica Lindl Vice President of Marketing Scientific Learning Corporation (510) 625-6784 jlindl@scilearn.com	Investor Contact: Dale Hill Director of Finance Scientific Learning Corporation (510) 625-2245 investorrelations@scilearn.com

Scientific Learning Chief Financial Officer to Depart Company

Oakland, Calif. – September 4, 2008 – Scientific Learning Corporation (NASDAQ:SCIL) today announced that Jane A. Freeman, Executive Vice President and Chief Financial Officer, has decided to leave the Company to further advance her career goals.

Robert C. Bowen, Chief Executive Officer, stated, "Jane decided that this was an appropriate time for her to pursue new challenges in the development of her career goals. She has made invaluable contributions to Scientific Learning during her nine years with us, and we are sorry to see her leave. Jane has helped us develop and strengthen our financial and business systems, refining our strategy and making our operations more effective and efficient. We are grateful for her expertise, her longstanding commitment to Scientific Learning and her leadership throughout our organization.”

Ms. Freeman said, “While my decision to resign from Scientific Learning was not easy, I have other professional goals that I want to pursue and feel this is the right time for the transition. I have enjoyed my time at Scientific Learning and am proud of our significant achievements over the past nine years. Scientific Learning is well positioned for the future."

“I am pleased that Jane will be joining Andy Myers, President and Chief Operating Officer, and me at the BMO back to school conference on September 10 in New York City,” said Robert C. Bowen. “It is anticipated that Jane’s last official day with Scientific Learning will be in early October. However, she has agreed to be available as needed for advice and counsel.”

Jon Corbett, Controller since 2004, will serve as the Company’s interim Chief Financial Officer until the search for a new CFO is completed.

About Scientific Learning Corp.

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord® family of products provides struggling readers with computer-delivered exercises that build the cognitive skills required to read and learn effectively. The Scientific Learning® Reading AssistantTM combines advanced speech recognition technology with scientifically-based courseware to help students strengthen fluency, vocabulary and comprehension to become proficient, life-long readers. The efficacy of the products has been established by more than 550 research studies and publications. For more information, visit http://www.scilearn.com/ or call toll-free 888-452-7323.

Forward Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws.  Such statements include, among others, statements relating to the Company’s positioning for the future. Such statements are subject to substantial risks and uncertainties.  Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; seasonality and sales cycles in Scientific Learning's markets; competition; availability of funding to purchase the Company's products and generally available to schools; the acceptance of new products and product changes; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10Q (Part II, Item 1A, Risk Factors), filed August 6, 2008.